Exhibit 11.1

INSIDER TRADING POLICY

BW LPG LIMITED

(the “Company”)

Adopted by the Board of Directors on 21 August 2025

This Insider Trading Policy with appendices are adopted to secure, together with any other corporate governance documents, that BW LPG LIMITED complies with the continuing obligations for companies with financial instruments listed at the Oslo Stock Exchange and the New York Stock Exchange and other applicable rules, regulations and recommendations relating to inside information.

No term of this Insider Trading Policy shall be enforceable by any third party, but a breach of this Insider Trading Policy may constitute an offence of applicable laws or regulations which may be sanctioned by penalties or other remedies.

This Insider Trading Policy is administered by the CFO’s office and General Counsel. For further information regarding insider trading, or for notification of trades, please contact:

Nicholas Fell	Samantha Xu
General Counsel	CFO
Nick.fell@bw-group.com	Samantha.Xu@bwlpg.com

CONTENTS

1	DEFINITIONS		3
2	INTRODUCTION		6
	2.1	Purpose	6
	2.2	The persons to whom this policy applies	6
	2.3	Relevant legislation, rules and regulations	6
3	THE COMPANY’S DUTIES AND RESPONSIBILITIES		7
	3.1	Public disclosure and delayed public disclosure of Inside Information	7
	3.2	List of Insiders	7
	3.3	Notice to and acknowledgment by Insiders	8
	3.4	Project list	8
	3.5	The Company’s list of its Primary Insiders and their Close Associates	8
	3.6	Notification of obligations to Primary Insiders	9
	3.7	Disclosure of Transactions by Primary Insiders and Close Associates	9
4	INSIDERS’ DUTIES AND RESPONSIBILITIES		10
5	PRIMARY INSIDERS’ AND CLOSE ASSOCIATES’ DUTIES AND RESPONSIBILITIES		11
	5.1	Adequate investigation	11
	5.2	Duty to notify any Transactions	11
6	SANCTIONS UNDER MAR		12
7	INSIDER TRADING BLACK-OUT PERIOD		13
8	U.S. INSIDER TRADING RULES CONSIDERATIONS		15
	8.1	General Prohibition Against Insider Trading	15
	8.2	Potential Criminal and Civil Liability and/or Disciplinary Action	16
Appendix 1 – Written record of delayed disclosure			18
Appendix 2 - Notification of transactions by Primary Insiders and Close Associates			19
Appendix 4 – Notification to Close Associates			23
Appendix 5 – Routines for secure handling of inside information			24
Appendix 6 – Criteria for trading in closed periods			25
Appendix 7 – Transactions to be notified by Primary Insiders and Close Associates			27

1	DEFINITIONS

In this Insider Trading Policy, the following terms shall have the following meanings:

Board:	The board of directors of the Company.
Close Associates:

(a)

The Primary Insider’s spouse or a person with whom the Insider cohabits in a relationship akin to marriage;

(b)

The Primary Insider’s underage children and underage children of a person mentioned in subsection (a);

(c)

a relative who has shared the same household as the Primary Insider for at least one year on the date of the transaction concerned; And

(d)

An entity

(i)

the managerial responsibilities of which are discharged by a Primary Insider or by a person referred to in (a)-(c) above;

(ii)

which is directly or indirectly controlled by such person;

(iii)

which is set up for the benefit of such person; or

(iv)

which has economic interests substantially equivalent to those of such person.

The reference to “the managerial responsibilities of which are discharged” should be read to cover those cases where the natural person takes part in or influences the decisions of another legal entity to carry out transactions in financial instruments of the Company.

Company:	BW LPG Limited.
Company Person:	All officers, directors, employees, temporary employees, independent consultants and contractors of the Company and its subsidiaries with whom the Company customarily signs confidentiality agreements.
Exchange Act:	The U.S. Securities Exchange Act of 1934, as amended.

Financial Instruments or Company Securities:

(a)

Shares issued by the Company;

(b)

Debt instruments issued by the Company; and

(c)

Options, warrants, convertible loans, forward contracts and equivalent rights to the shares referred to in sub- section (a) or (b).

Group:	The Company and its subsidiaries.
Inside Information:

Information of a precise nature (as defined below) which has not been made public, about the Financial Instruments, the Company as the issuer of these or other circumstances which, if it were made public, would be likely to have a significant effect (as defined below) on the price of the Financial Instruments or related financial instruments, cf. Article 7 of MAR.

Information of a precise nature:

Information indicating that one or more circumstances or incidents have occurred or by reason might be expected to occur, and that are sufficiently precise to conclude on the circumstances’’ or incidents’’ possible effect on the price of the Financial Instruments or related financial instruments, cf. Article 7 of MAR.

Information having a significant effect on the price:	Information that a reasonable investor probably would use as a part of the basis on which he or she makes his or her investment decisions, cf. Article 7 of MAR.
Insider:	The Primary Insiders and individuals or entities given access to Inside Information.
InsiderLog:	The insider tool for inter alia maintaining insider lists, provided as a service by Oslo Børs and subscribed to by the Company.
Insider Trading Officer:	Chief Financial Officer / General Counsel, or an authorized designee empowered to take the necessary actions to carry the purpose and intent of this policy
Insider Trading Policy:	This Insider Trading Policy adopted by the Board of Directors on 28 October 2013; last updated on date on cover
MAR:

Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as implemented in Norway in accordance with section 3-1 of the Securities Trading Act as of 1 March 2021 (as amended from time to time)

MNPI:	Material Non-Public Information, which has the meaning as set forth in Section 8.
Norwegian FSA:	The Financial Supervisory Authority of Norway.

Oslo Børs or Oslo Stock Exchange:

Oslo Børs ASA, the operator of the regulated market places Oslo Børs (the Oslo Stock Exchange) and Oslo Axess, including the information system NewsWeb. All references made to Oslo Børs herein shall include each of Oslo Børs ASA and its regulated market places, and Oslo Børs ASA and its regulated market places collectively.

Primary Insiders:

(a)

Members, deputy members and observers to the Board and other administrative, management or supervisory bodies of the Company; and

(b)

A senior executive who is not a member of the bodies referred to above, who has regular access to Inside Information relating directly or indirectly to the Company and power to take managerial decisions affecting the future developments and business prospects of the Company.

Rule 10b5-1 Plan:	Has the meaning set forth in Section 7
SEC:	The U.S. Securities and Exchange Commission.
Securities Trading Act:

The Norwegian Securities Trading Act of 29 June 2007 no. 75 (as amended from time to time). A copy of the latest Securities Trading Act can be found on https://www.finanstilsynet.no/en/laws-and- regulations/securities-market/.

Tipping:	Tipping means disclosing MNPI or making recommendations or expressing opinions on the basis of MNPI to a person who engages in transactions in a company’s securities.
Threshold:	A total amount of EUR5,000 has been reached within a calendar year as calculated in Section 5.2.1
Trade:

Selling, acquiring, subscribing to, exchanging or swapping, directly or indirectly on one’s own account or on another person’s account, any of the Financial Instruments, or inducement to such transactions.

Transaction:

Any transaction, included but not limited to, the transactions listed in Appendix 7 and set out in article 10 of Commission Delegated Regulation (EU) 2016/522, directly or indirectly on one’s own account or on another person’s account, any of the Financial Instruments, or inducement to such transactions.

2	INTRODUCTION
2.1	Purpose

The purpose of this Insider Trading Policy is to assist the Company and the Insiders in complying with applicable legislation, rules and regulations regarding insider trading and to prevent acts or omissions which may expose the Insiders or the Company to criticism or undermine the general trust in the Company or the Financial Instruments.

The Insider Trading Policy establishes general rules and procedures but does not cover all the specific issues that may arise. In case of doubt, the Insiders should consult with the Insider Trading Officer or professional advisers.

2.2	The persons to whom this policy applies

This Insider Trading Policy applies to:

(a)	Employees of the Group that might be given access to Inside Information;
(b)	Primary Insiders (as defined above);
(c)	Close Associates (as defined above) to the persons included in items (a) and (b) above; and
(d)	Temporary employees, independent consultants and contractors of the Company and its subsidiaries with whom the Company customarily signs confidentiality agreements.
2.3	Relevant legislation, rules and regulations

The relevant legislation, rules and regulations regarding insider trading include:

●	Prohibition against use of Inside Information: Article 18, cf. 14 of MAR.
●	Duty of confidentiality, duty of due care when handling inside information and prohibition against giving advice: Article 10, cf. 14 of MAR.
●	List and notification of Primary Insiders and their Close Associates: Article 19 of MAR.
●	Duty for Primary Insiders to notify the Company and the Norwegian FSA of Transactions: Article 19 of MAR.
●	List of persons with access to inside information: Article 18 of MAR.
●	Exchange Act Section 10(b) and Rule 10b-5 thereunder, including relevant case law in the United States.
●	SEC Rule 10b5-1.

Disclosure requirements triggered by the acquisition or sale of listed shares or rights in such shares at certain thresholds pursuant to Section 4-2 of the Securities Trading Act (Nw.: “flaggeplikten”) and Sections 13(d) and 13(g) of the Exchange Act, Rule 13d-1 thereunder, and Schedule 13D and Schedule 13G, fall outside the scope of this Insider Trading Policy.

This Insider Trading Policy is based on the legislation, rules and regulations in force in Norway and the United States as of the date of this document. Anyone trading in the Financial Instruments is required to inform themselves of the legislation in force from time to time.

3	THE COMPANY’S DUTIES AND RESPONSIBILITIES
3.1	Public disclosure and delayed public disclosure of Inside Information

As a general rule, the Company shall publicly disclose Inside Information regarding the Company’s Financial Instruments through the Oslo Stock Exchange’s Information System (NewsPoint) as soon as possible. The Company shall not combine the disclosure of Inside Information to the public with the marketing of its activities. Once made public, all Inside Information must be available on the Company’s website for at least five years from the same time as disclosure of Inside Information. The posts on the website shall clearly indicate date and time of disclosure and that the information is organised in chronological order. Any material information announced by the Company under Norwegian or Oslo Stock Exchange rules will also be required to be furnished on Form 6-K with the SEC.

However, in certain cases, under Norwegian rules, public disclosure may be delayed by the Company in order for it to not prejudice its legitimate interests, as long as the delay of disclosure is not likely to mislead the public and the Company is able to ensure the confidentiality of that information. If delayed disclosure of Inside Information is resolved:

a)

the Company must ensure that Inside Information is not given to unauthorized persons, and that the Inside Information is only communicated or made available to another person where the disclosure is made in the normal exercise of the employment, profession or duties of the person disclosing the information;

b)	the Insider Trading Officer shall keep a list of persons in InsiderLog with access to the Inside Information;
c)

the Insider Trading Officer shall make a written record of the dates and times when the Inside Information first existed within the Company, the decision to delay the disclosure was made and when the Company is likely to disclose the Inside Information by completing the applicable form for such written record in InsiderLog, or by making a written record of the delayed disclosure in the format attached hereto as Appendix 1; and

d)

where the confidentiality of the Inside Information is no longer ensured, the Company shall disclose that Inside Information to the public as soon as possible, including situations where a rumor explicitly relates to Inside Information, where that rumour is sufficiently accurate to indicate that the confidentiality of that information is no longer ensured.

Where the Company has delayed the disclosure of Inside Information, it shall immediately after the information is disclosed to the public:

a)

inform the Norwegian FSA that disclosure of the information was delayed by sending a notification through Altinn, using Altinn form KRT-1801: Notification to Finanstilsynet by issuers who have delayed disclosure of inside information - available here: https://www.finanstilsynet.no/en/reporting/all/mar-notification-krt-1801-and-written-explanation-on-delayed-disclosure-of-insideinformation / (English); and

b)	upon request by the Norwegian FSA and/or to the Oslo Stock Exchange, provide a written explanation of how the conditions for delayed disclosure were met.
3.2	List of Insiders

The Company shall establish and update a list of all individuals who are given access to Inside Information and who are working for the Company under a contract of employment, or otherwise performing tasks through which they have access to Inside Information, such as advisers, accountants or credit rating agencies, such list being an “insider list”.

The insider list shall be established and maintained through InsiderLog.

A new insider lists shall be established and maintained upon the identification of new Inside Information. Each insider list shall only include details of individuals having access to the Inside Information relevant to that insider list.

The Company shall include a contact person for each of its engaged advisor being aware of the Insider Information on the Company’s own insider list.

Each insider list shall be preserved for at least five years. The list shall be submitted to the Norwegian FSA and to the Norwegian FSA and/or Oslo Børs upon request.

3.3	Notice to and acknowledgment by Insiders

An automatic message from InsiderLog shall be sent to the persons on the relevant insider list informing them that they have been entered on the list of insiders, as well as the duties and responsibilities that this entails, and the criminal liability that attaches to use or unwarranted use of such information.

When included on an insider list, the Company shall take all reasonable steps to ensure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider trading and unlawful disclosure of Inside Information by acknowledging receipt of the automatic message from InsiderLog.

A new automatic message from InsiderLog shall be sent to the persons on the list informing them once the insider list is terminated and the end of the restrictions on trade.

3.4	Project list

A list shall be maintained for each project which is of such a scope or of such a nature that it involves information which is particularly sensitive and important for the Company and which may subsequently become Inside Information, such list being a “project list”. The purpose of the project list is to raise awareness of the duty of confidentiality and facilitate compliance with statutory listing requirements.

The project list shall be maintained from the date the project is started, even if there is reason to assume that there will be no Inside Information until later. If an insider list is subsequently established for the project, the project list shall no longer be maintained.

When participating in a project that has a project list, the Company shall take all reasonable steps to ensure that any person involved in such project acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider trading and unlawful disclosure of Inside Information by acknowledging receipt of the automatic message from InsiderLog

The project list should be established and maintained through InsiderLog.

3.5	The Company’s list of its Primary Insiders and their Close Associates

The Company shall without undue delay submit an updated list of its Primary Insiders and their Close

Associates to Oslo Børs. The notice shall include the name of the Primary Insiders and their Close Associates and their national identity number or similar identification, address, and the Primary Insider’s position with the Company. The CFO office is responsible for establishing, maintaining and submitting the list to Oslo Børs through NewsPoint. The list shall be submitted in the form prepared by Oslo Børs. Oslo Børs will disclose the list of Primary Insiders, while the list of Close Associates will be kept confidential.

3.6	Notification of obligations to Primary Insiders

The Company shall notify the Primary Insiders of their obligations as Primary Insiders pursuant to this Insider Trading Policy and Article 19 of MAR in writing in the format attached hereto as Appendix 3, while Primary Insiders shall notify its Close Associates of their obligations as Close Associates pursuant to this Insider Trading Policy and Article 19 of MAR in writing in the format attached hereto as Appendix 4 and shall keep a copy of this notification.

3.7	Disclosure of Transactions by Primary Insiders and Close Associates

Upon receipt of the notifications of Transactions by a Primary Insider or Close Associate as further described in section 5.2 below, the Company shall promptly and within two trading days disclose the Transaction in question through the Oslo Stock Exchange’s applicable information system (NewsPoint) in the format attached hereto as Appendix 2.

3.8	Other disclosure obligations

The Company is, regardless of whether the information in question constitute Inside Information or not, required to immediately disclose the events required to be disclosed pursuant to the membership rules of the Oslo Stock Exchange, including but not limited to the events listed below, noting that if such events must be assumed to constitute inside information, the Company may delay disclosure in accordance with section 3.1 above:

1.	Any changes in the rights attaching to the Company’s listed shares, including any changes in related financial instruments issued by the Company.
2.

The issue of new bonds, including any guarantees or collateral provided in that connection. If the issue is in respect of a convertible or subordinated loan, this must be stated. Any issue of similar convertible rights must also be made public.

3.	Proposals and decisions by the board of directors, general meeting or other corporate body on:
a)	dividends;
b)	mergers;
c)	demergers;
d)	increases or decreases in share capital;
e)	mandates to increase the Company’s share capital; and
f)	share splits or reverse splits
4.	Information on allocation and payment of dividends, as well on issuance of shares, including information on any arrangements for allotment, subscription, cancellation and conversion.
5.	Proposals and decisions on the issue of subscription rights.
6.

In the event of the issue of a loan or an increase in share capital as mentioned in items 2 and 3, information shall be given in particular on any underwriting consortium, including the members of the consortium and their guarantee obligations, as well as information on any advance subscription or allotment.

7.	Registered change of the Company’s name.
8.	Registered change in the nominal value of the Company’s listed shares.
9.	Decisions on changes to the Company’s board of directors, chief executive officer, financial director or external auditor, including notice of resignation given by any such person.

4	INSIDERS’ DUTIES AND RESPONSIBILITIES

This Section applies to all Insiders.

Any person being in possession of Inside Information concerning the Financial Instruments will be subject to the following prohibition and duties, the breach of which are subject to criminal sanctions:

(a)

Prohibition to Trade. No person being in possession of Inside Information may conduct any Trades in the Financial Instruments or incite any third party to conduct or abstain from any such Trades (the above prohibition does not apply under certain circumstances where the completion of a Trade does not constitute a use of the Inside Information). The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates where the order was placed before the person concerned possessed the Inside Information, is also considered as insider trading.

(b)

Prohibition against giving advice. Individuals who become privy to Inside Information, shall not give advice to any third person regarding trading in the Financial Instruments. The prohibition applies also to advice on abstaining from a transaction.

(c)

Duty of Confidentiality and due care in handling inside information. Individuals who become privy to Inside Information shall not pass such information to any unauthorized party except where the disclosure is made in the normal exercise of the employment, profession or duties of the person disclosing the information, and shall exercise due care when handling Inside Information to ensure that the Inside Information does not come into the possession of any unauthorized party or is misused. Guidelines on routines for secure handling of Inside Information are enclosed as Appendix 5.

(d)

Disclosure of Inside Information. Any person who communicates Inside Information, or makes such information available to another person, has an independent responsibility for ensuring that the person who is given access to the relevant Inside Information is simultaneously made aware of the duties and responsibilities entailed by the receipt of such information, including the duty of confidentiality, the duty of proper handling of the information and the duty not to use it. The above applies regardless of whether the recipient is an employee, elected officer, an external advisor and/or a business connection of the Group.

Handling of Inside Information

Company Persons must maintain the confidentiality of the Company’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to the Chief Financial Officer.

The duty of confidentiality is not meant to restrict the exchange of information to persons with a valid reason to know such information. Inside Information can be shared internally and externally, provided that this is necessary for the ordinary conduct of business in the company and the disclosure is made in the normal exercise of the employment, profession or duties of the person disclosing the information.

Who the right recipient of the information is must be assessed on an individual basis. It is necessary to be conscious and critical when determining who shall be entitled to receive Inside Information and whether the disclosure is made in the normal exercise of the employment, profession or duties of the person disclosing the information. Confidential information shall never be disclosed to a greater extent than what the recipient has a natural and reasonable need for (applies both internally and externally).

If Inside Information is communicated or made available to another person, the Insider Trading Officer shall be notified immediately, and if possible, before the information is communicated. The Insider Trading Officer shall immediately include the person in question on the relevant insider list if the person is working for the Company under a contract of employment, or otherwise performing tasks through which he or she has access to the Inside Information.

This Section is not necessarily complete regarding the Insider’s duties and responsibilities. Each person being in possession of Inside Information is obliged to keep him or herself updated as to the legislative framework concerning Inside Information from time to time.

5	PRIMARY INSIDERS’ AND CLOSE ASSOCIATES’ DUTIES AND RESPONSIBILITIES

This Section applies to Primary Insiders and their Close Associates only.

5.1	Adequate investigation

Despite not being a requirement pursuant to MAR of the Securities Trading Act, before a Primary Insider exercises or induces to Trade in Financial Instruments, he or she should as a precaution investigate in an adequate manner whether there is Inside Information about the Financial Instruments or the issuer of these. The investigation should include the review of any mail, faxes, e-mails, etc he or she has received and which may contain Inside Information.

5.2	Duty to notify any Transactions
5.2.1	Notification of Transactions

Primary Insiders and Close Associates shall each, individually, notify both the Company in the format attached hereto as Appendix 2 and the Norwegian FSA through www.Altinn.no by using the link available on the website of the Norwegian FSA of any Transactions in the Financial Instruments once the threshold of [EUR 5,000]1 has been reached (see below).

All Transactions above the threshold must be reported. The same applies to Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Primary Insider or a Closely Associated Person, including where discretion is exercised.

The notification requirement applies to any subsequent Transaction once a total amount of [EUR 5,000] has been reached within a calendar year (the “Threshold”). The Threshold shall be calculated by adding without netting all transactions of the person obligated to provide notice of the Transaction. If Transactions are carried out in a currency which is not EUR, the exchange rate to be used to determine if the threshold is reached is the official daily spot foreign exchange rate which is applicable at the end of the business day when the Transaction is conducted. Where available, the daily euro foreign exchange reference rate published by the European Central Bank on its website should be used.

When calculating whether the Threshold has been reached, the Transactions carried out by a Primary

1 Currently EUR 5,000 (per 18 July 2025) in Norway, with the expectation that it will be increased to EUR 20,000 once the EU Listing Act is implemented in Norway (no specific date).

Insider and by Closely Associated Persons to that Primary Insider should not be aggregated. For the purpose of the price to consider for donations, gifts and inheritance, one should use the last published price for the Financial Instrument concerned on the date of acceptance of the donation, gift or inheritance (i.e. the date of the transaction), or where such price is not available that day, the last published price. As to the rules to calculate the price of options granted for free to managers or employees, the options should be based on the economic value assigned to the options by the Company when granting them. If such an economic value is not known, the price to consider should be based on an option pricing model that is generally accepted in the reasonable opinion of the Primary Insider. However, when a notification has to be made, the price field for options granted for free to managers or employees is expected to be populated with 0 (zero).

The Company shall, via the Insider Trading Officer, to the extent possible, assist the Primary Insiders and the Close Associates with the submission of the notices to the Norwegian FSA and the Company, provided, however, that the Primary Insiders and the Close Associates are ultimately responsible for complying with the notification requirements.

5.2.2	Requirements of the notice

The notices to be submitted to the Norwegian FSA and the Company shall be submitted promptly and no later than three business days after the date of the Transaction. The notice to the Company shall be the form attached hereto as Appendix 2, while the notice to the Norwegian FSA shall follow the format required by the Norwegian FSA.

Copies of the notices to the Norwegian FSA through www.Altinn.no shall be submitted to the Insider Trading Officer.

5.2.3	Primary Insider’s notifications of their Close Associates

All Primary Insiders shall acknowledge receipt of the notification from the Company attached hereto as Appendix 3 and return an updated list of its Close Associate in the format included in the notice. All Primary Insiders shall inform the Company of all subsequent changes to their Close Associates.

All Primary Insiders shall notify their Close Associates of their obligations as Close Associates pursuant to this Insider Trading Policy and Article 19 of MAR in writing in the format attached hereto as Appendix 4 and shall keep a copy of this notification.

5.2.4	Rationale for Notification Requirement

Primary Insiders typically have greater knowledge of what is happening in the Company and are therefore, in many cases, better able to evaluate the future direction of the Company’s share price. Transactions carried out by such Primary Insiders therefore represent important information for the market and for the investors’ decisions about the Company’s shares. This is the rationale for the notification requirement for Primary Insiders.

6	SANCTIONS UNDER MAR

Breach of MAR is subject to criminal sanctions. According to Section 21-15 of the Securities Trading Act, breach of the prohibition against use of Inside Information and market manipulation may be punished with fines or imprisonment of up to six years, breach of the duty of confidentiality may be punished with fines or imprisonment of up to four years, while breach of the Primary Insider’s notification obligation may be punished with fines or imprisonment of up to one year.

Additionally, breach of these statutory provisions or this Insider Trading Policy may have consequences for the employment relationship or other legal relationship between the Company and the Insider.

7	INSIDER TRADING BLACK-OUT PERIOD

The Company’s insider trading black-out period (or closed periods) will commence as follows:

Earnings release for quarter ended	Insider trading black-out period starts
31 Mar (Q1)	30 calendar days before Q1 earnings release
30 Jun (Q2)	30 calendar days before Q2 earnings release
30 Sep (Q3)	30 calendar days before Q3 earnings release
31 Dec (Q4)

30 calendar days before Q4 earnings release

For trades from 1 Jan onwards till the start of the Q4 insider trading black-out period (ie. 30 calendar days before the Q4 earnings release), approval will need to be sought by Primary Insiders from the Audit Committee before trading can occur.

A Primary Insider shall not conduct any Transactions on its own account or for the account of a third party, directly or indirectly, relating to the Company Securities or to derivatives or other Financial Instruments linked to them during a black-out period before the announcement of an interim financial report or a year-end report which the issuer makes public.

The trading restriction dates for each year will be posted on BW LPG’s intranet once the Company’s Earnings Release dates are posted on Oslo Børs. No quarterly reminders will be sent out and it is every Insider’s responsibility to ensure that they adhere to the Company’s insider trading guidelines.

From time to time, other types of MNPI regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such MNPI is pending, the Company may impose special black-out periods during which Insiders are prohibited from trading in the Company Securities. If the Company imposes a special black-out period, it will notify the Primary Insiders affected.

The Company may permit a Primary Insider to trade in a black-out period on a case-by-case basis due to, inter alia, the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares or due to the characteristics of the trading involved for Transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or Transactions where the beneficial interest in the relevant security does not change, always subject to the criteria set out in as Appendix 6.

Additionally, for the purposes of U.S. securities laws, these trading restrictions during black-out periods do not apply in the case of the following transactions, except as specifically noted:

(a)

Vesting of Restricted Stock Awards and Restricted Stock Unit Awards. These trading restrictions do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a Primary Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. Such trading restrictions do apply, however, to any market sale of restricted stock and shares of stock received upon the vesting of restricted stock units.

(b)	Rule 10b5-1 Trading Plan. These trading restrictions do not apply to purchases or sales of the

Company Securities pursuant to a pre-approved Rule 10b5-1 trading program (a “Rule 10b5-1 Plan”). Implementation of a Rule 10b5-1 Plan under the Exchange Act provides an affirmative defense (which must be proven) from insider trading liability under Rule 10b-5. A Rule 10b5-1 Plan must meet the following requirements:

(i)

it has been reviewed and approved by the Chief Financial Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Chief Financial Officer at least five days in advance of being entered into);

(ii)

it provides that no Trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no Trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the Rule 10b5-1 Plan; or (y) two business days following disclosure of the Company’s financial results in a Form 20-F or Form 6-K for the quarter in which the 10b5-1 plan was adopted. For all other Insiders, the cooling-off period ends 30 days after adoption or modification of the Rule 10b5-1 Plan. This required cooling-off period will apply to the entry into a new Rule 10b5-1 Plan and any revision or modification of a Rule 10b5-1 Plan;

(iii)

it is entered into in good faith by the Insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Insider is not in possession of material nonpublic information about the Company; and, if the Insider is a director or officer, the 10b5-1 plan must include representations by the Insider certifying to that effect;

(iv)

it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any MNPI about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)	it is the only outstanding Rule 10b5-1 Plan entered into by the Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Rule 10b5-1 Plan may be adopted during a blackout period. A trading plan, contract, instruction or arrangement will not qualify as an approved Rule 10b5-1 Plan without the prior review and approval of the Chief Financial Officer as described above.

8	ADDITIONAL U.S. INSIDER TRADING RULES CONSIDERATIONS
8.1	General Prohibition Against Insider Trading
8.1.1	No Trading while in possession of, or Tipping of, Material Non-Public Information

No Company Person may, while in possession of Material Non-Public Information about the Company:

●	buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities, except as described under Section 8.3 “Certain Exceptions”;
●	make recommendations or express opinions about trading in Company Securities on the basis of such information;
●	disclose such information to any third party, including family or household members; or
●	assist anyone in the above activities.

The above restrictions also apply to transacting in the securities of another company (e.g., a customer, business partner or an economically-linked company, such as a competitor or peer company) while in possession of Material Non-Public Information relating to such other company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making a decision to buy, hold, sell or vote securities of such other company), when that information is obtained in the course of employment with, or other services performed by, on behalf of or for, the Company or any subsidiary of the Company.

From time to time, the Company may engage in Transactions in the Company Securities. It is the Company’s policy that any Transactions in the Company Securities by the Company will comply with applicable laws with respect to insider trading.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. Federal securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

8.1.2	Material Non-Public Information

Material Information

In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s share price, whether positive or negative, and whether the change is large or small, may be considered material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and generally would be considered material. Examples of such information include:

●	Financial results;
●	Projections of future revenues, earnings or losses;
●	Announcement of a significant new product, service or business line, or timing thereof;
●	News of a pending or proposed merger;
●	News of the disposition or acquisition of significant assets or a subsidiary;
●	Material impairments, write-offs or restructurings;
●	Creation of a material direct or contingent financial obligation;
●	Impending bankruptcy or financial liquidity problems;
●	Significant cybersecurity incidents;
●	The gain or loss of a substantial customer or supplier;

●	Changes in dividend policy;
●	Significant product or service defects or modifications;
●	Significant pricing changes;
●	Share splits;
●	New equity or debt offerings;
●	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto;
●	Major changes in senior management or the board of directors;
●	Entry into material agreements not in the ordinary course of business (or amendment or termination thereof); and
●	Termination or reduction of business relationship with a customer that provides material revenue to the Company.

The CEO, the CFO or other members of senior management of the Company in consultation as appropriate with the General Counsel or his or her designee, has the authority to determine whether any information constitutes MNPI.

It is not possible to define all categories of material information as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.

Non-Public Information

Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the SEC) and the investing public has had time to absorb the information fully. Information will be considered fully absorbed (1) if the information is released prior to 9:30 a.m. U.S. Eastern Time, on a Trading Day, by 9:30 a.m. U.S. Eastern Time on the first Trading Day after the information is released and (2) if the information is released on or after 9:30 a.m. U.S. Eastern Time, on a Trading Day or on a day that is not a Trading Day, by 9:30 a.m. U.S. Eastern Time on the second Trading Day after the information is released. If, for example, the Company were to make an announcement on Monday at 8:00 a.m. U.S. Eastern Time, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Tuesday (assuming all relevant days are Trading Days). However, if the Company were to make an announcement on Monday at 5:00 p.m. U.S. Eastern Time, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time on Wednesday (assuming all relevant days are Trading Days).

8.2	Potential Criminal and Civil Liability and/or Disciplinary Action
8.5.1	Criminal and Civil Liability

Pursuant to U.S. federal, state and foreign securities laws, persons engaging in transactions in a company’s securities at a time when they have MNPI regarding the company, or that disclose MNPI or make recommendations or express opinions on the basis of MNPI to a person who engages in transactions in that company’s securities, may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.

The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

8.5.2	Possible Disciplinary Action

Company Persons who violate this Insider Trading Policy will be subject to disciplinary action by the

Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Appendix 1 – Written record of delayed disclosure

On [date] [month] [year] at [**]:[**] Oslo time, the undersigned made the following written record of BW LPG LIMITED (“BW LPG”) decision to delay public disclosure of the information relating to [describe inside information], which BW LPG considers to be inside information.

The date and time when the inside information first existed within BW LPG:
The date and time when the decision to delay the disclosure was made:
The date and time when BW LPG is likely to disclose the Inside Information:

The identity of the persons responsible for making the decision to delay disclosure and deciding on the start of the delay and its likely end, ensuring the ongoing monitoring of the conditions for the delay, making the decision to publicly disclose the inside information and providing the requested information about the delay and the written explanation to the Oslo Stock Exchange and/or the Norwegian FSA:

Description of the evidence of the initial fulfilment of the conditions for delayed disclosure:

Description of the information barriers which have been put in place internally and with regard to third parties to prevent access to inside information by persons other than those who require it for the normal exercise of their employment, profession or duties within BW LPG:

Description of the internal and external information barriers and the arrangements put in place to disclose the relevant inside information as soon as possible where the confidentiality is no longer ensured:

This record was updated on                                  at     :     Oslo time by the undersigned, to reflect the following event which took place on                                  at     :      Oslo time, which BW LPG considered as a change of the reason of the initial fulfilment of the conditions for delayed disclosure as set out above:

Name and signature of the person making this written record:

Appendix 2 - Notification of transactions by Primary Insiders and Close Associates

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	[For natural persons: the first name and the last name(s).] [For legal persons: full name including legal form as provided for in the register where it is incorporated, if applicable.]
2	Reason for the notification
a)	Position/status

[For Primary Insider: the position occupied within BW LPG should be indicated, e.g. CEO, CFO.]

[For Close Associates,

— An indication that the notification concerns a person closely associated with a Primary Insider;

— Name and position of the relevant Primary Insider.]

b)	Initial notification/Amendment	[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending.]
3	Details of issuer
a)	Name	BW LPG Limited
b)	LEI	5493006WBEME88YFDW23
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code

[— Indication as to the nature of the instrument:

— a share, a debt instrument, a derivative or a financial instrument linked to a share or a debt instrument;

— Instrument identification code as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

b)	Nature of the transaction

[Description of the transaction type using, where applicable, the type of transaction identified in Article 10 of the Commission Delegated Regulation (EU) 2016/522 adopted under Article 19(14) of Regulation (EU) No 596/2014 or a specific example set out in Article 19(7) of Regulation (EU) No 596/2014. Pursuant to Article 19(6)(e) of Regulation (EU) No 596/2014, it shall be indicated whether the transaction is linked to the exercise of a share option programme.]

c)	Price(s) and volume(s)

		Price(s)	Volume(s)

[Where more than one transaction of the same nature (purchases, sales, lendings, borrowings, …) on the same financial instrument are executed on the same day and on the same place of transaction, prices and volumes of these transactions shall be reported in this field, in a two columns form as presented above, inserting as many lines as needed.

Using the data standards for price and quantity, including where applicable the price currency and the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

d)	Aggregated information — Aggregated volume — Price

[The volumes of multiple transactions are aggregated when these transactions:

— relate to the same financial instrument;

— are of the same nature;

— are executed on the same day; and

— are executed on the same place of transaction.

Using the data standard for quantity, including where applicable the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

[Price information:

— In case of a single transaction, the price of the single transaction;

— In case the volumes of multiple transactions are aggregated: the weighted average price of the aggregated transactions.

Using the data standard for price, including where applicable the price currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction. Using the ISO 8601 date format: YYYY-MM-DD; UTC time.]
f)	Place of the transaction

[Name and code to identify the MiFID trading venue, the systematic internaliser or the organised trading platform outside of the Union where the transaction was executed as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014, or if the transaction was not executed on any of the above mentioned venues, please mention ‘outside a trading venue’.]

Appendix 3 - Notification to Primary Insiders

Notification to Primary Insiders

You are considered to be a person discharging managerial responsibilities (Nw. primærinsider) (“Primary Insider”) as defined in article 3(25) of EU regulation 596/2014 on market abuse (“MAR”) within BW LPG LIMITED (“BW LPG”).

Pursuant to MAR, Primary Insiders and their Close Associates are subject to certain obligations and prohibitions. This is to notify you in writing of your obligations under article 19 of MAR as required by article 19(5) of MAR.

In addition to reading the obligations set out below, we strongly recommend that you familiarize yourself with the obligations imposed on Primary Insiders and Close Associates in article 19 of MAR as well as EU regulation 2016/522 and EU regulation 2016/523. Each of which may be accessed through https://www.finanstilsynet.no/tema/markedsmisbruksforordningen-mar/ (Norwegian) https://www.finanstilsynet.no/en/topics/market-abuse-regulation-mar-in-norway/ (English).

We hereby notify you of your obligations set out in MAR article 19 and BW LPG’S internal Instructions for Handling of Inside Information:

(i)

You must obtain clearance in writing from BW LPG’s CFO as set out in BW LPG’S internal Instructions for Handling of Inside Information prior to entering into any transactions on your own account or for the account of a third party, directly or indirectly, relating to the financial instruments issued by BW LPG or to derivatives or other financial instruments linked to them.[2]

(ii)

You must not conduct any transactions on your own account or for the account of a third party, directly or indirectly, relating to the instruments issued by BW LPG or to derivatives or other financial instruments linked to them during a closed period of 30 calendar days before the announcement of an interim financial report or a year-end report which BW LPG makes public, unless explicitly permitted to do so by the CFO of BW LPG.

(iii)

You must notify your Close Associates (as defined in MAR article 3(26)) (the “Close Associates”) of their obligations under MAR article 19 in writing and you must keep a copy of the said notification. Close Associates include (a) spouses or partners considered to be equivalent to a spouse according to your national law, (b) dependent children according to your national law, (c) relatives who have shared the same household with you for at least one year on the date of the transaction concerned and any legal persons, trusts or partnerships, the managerial responsibilities of which are either discharged by you or by a person referred to in point (a), (b) or (c), directly or indirectly controlled by such a person, set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person. The reference to “the managerial responsibilities of which are discharged” should be read to cover those cases where you or a person referred to in point (a), (b) or (c) takes part in or influences the decisions of the legal entity to carry out transactions in financial instruments of BW LPG. In the case of mere cross board membership, where you exercise executive or non-executive functions, without however taking part nor influencing the decisions of that legal entity to carry out transactions in financial instruments of BW LPG, then you should not be considered discharging managerial responsibilities within that legal entity.

2 This is only relevant if an obligation for clearance is resolved.

(iv)

You must notify BW LPG and the Norwegian FSA of each transaction, including but not limited to, the transactions set out in Article 19 of MAR and Section 10 of regulation 2016/522 and as further described in Appendix 7 to BW LPG’s internal Instructions for Handling of Inside Information and attached hereto for ease of reference[3] (including, but not limited to, acquisition, disposal, short sale, subscription, exchange, acceptance or exercise of a stock option, subscription to a capital increase or debt instrument issuance, gifts and donations made or received, and inheritance received), conducted on your own account relating to the instruments issued by BW LPG. The notification must be made promptly and no later than three business days after the date of the transaction. The obligation applies to any subsequent transaction once a total amount of EUR [5,000] has been reached within a calendar year. The notification to the Norwegian FSA must be provided through the link available through https://www.finanstilsynet.no/tema/markedsmisbruksforordningen-mar/ (Norwegian) https://www.finanstilsynet.no/en/topics/market-abuse-regulation-mar-in-norway/ (English) and the notification to BW LPG must be provided by using the format attached as Appendix 2 to BW LPG’S internal Instructions for Handling of Inside Information and attached hereto for ease of reference. When calculating whether the threshold has been reached, the transactions carried out by a primary insider and by Close Associates to that primary insider should not be aggregated. If transactions are carried out in a currency which is not EUR, the daily euro foreign exchange reference rate published by the European Central Bank on its website should be used. For the purpose of the price to consider for donations, gifts and inheritance, one should use the last published price for the financial instrument concerned on the date of acceptance of the donation, gift or inheritance (i.e. the date of the transaction), or where such price is not available that day, the last published price. As to the rules to calculate the price of options granted for free to managers or employees, the options should be based on the economic value assigned to the options by BW LPG when granting them.

(v)

You must as soon as possible after receipt of this notification return the table below to BW LPG, duly completed with a list of your Close Associates (as defined in item (ii) above) and inform BW LPG immediately upon any subsequent change to your Close Associates. If you do not want to provide the details of your Close Associates per e-mail, please reach out to the CFO and provide the details by phone or in a secure manner.

Name of Primary Insider:

Name and, if legal entity, type of entity	ID number/business reg. number	Address	E-mail	Relation to the Primary Insider

Date: [Insert date]

On behalf of BW LPG LIMITED

3 Appendix 7 should be included when sending this notice to the Primary Insider.

Appendix 4 – Notification to Close Associates

Notification to Close Associates

You are considered to be a person closely associated (“Close Associate”) (Nw. nærstående) of me as a person discharging managerial responsibilities (“Primary Insider”) (Nw. primærinsider) within BW LPG LIMITED (“BW LPG”) as defined in article 3(26) of the EU regulation 596/2014 on market abuse (“MAR”).

Pursuant to MAR, Primary Insiders and their Close Associates are subject to certain obligations and prohibitions. This is to notify you in writing of your obligations pursuant to article 19 of MAR as required by article 19(5) of MAR. I will keep a copy of this notification.

In addition to reading the obligations set out below, we strongly recommend that you familiarize yourself with the obligations imposed on Primary Insiders and Close Associates in MAR article 19 as well as EU regulation 2016/522 and EU regulation 2016/523. Each of which may be accessed through https://www.finanstilsynet.no/tema/markedsmisbruksforordningen-mar/ (Norwegian) https://www.finanstilsynet.no/en/topics/market-abuse-regulation-mar-in-norway/ (English).

I hereby notify you of your obligations set out in MAR article 19:

(i)

You must notify BW LPG and the Norwegian FSA of each transaction, including but not limited to, the transactions set out in Article 19 of MAR and Section 10 of regulation 2016/522 and as further described in an Appendix hereto for ease of reference[4] (including, but not limited to, acquisition, disposal, short sale, subscription, exchange, acceptance or exercise of a stock option, subscription to a capital increase or debt instrument issuance, gifts and donations made or received, and inheritance received), conducted on your own account relating to the instruments issued by BW LPG. The notification must be made promptly and no later than three business days after the date of the transaction. The obligation applies to any subsequent transaction once a total amount of [EUR 5,000] has been reached within a calendar year. The notification to the Norwegian FSA must be provided through the link available through https://www.finanstilsynet.no/tema/markedsmisbruksforordningen-mar/ (Norwegian) https://www.finanstilsynet.no/en/topics/market-abuse-regulation-mar-in-norway/ (English) and the notification to BW LPG must be provided by using the format attached as an Appendix hereto.[5] When calculating whether the threshold has been reached, the transactions carried out by a primary insider and by Close Associates to that primary insider should not be aggregated. If transactions are carried out in a currency which is not EUR, the daily euro foreign exchange reference rate published by the European Central Bank on its website should be used. For the purpose of the price to consider for donations, gifts and inheritance, one should use the last published price for the financial instrument concerned on the date of acceptance of the donation, gift or inheritance (i.e. the date of the transaction), or where such price is not available that day, the last published price. Further guidance on how to calculate the threshold may be found here: https://www.esma.europa.eu/document/qa-market-abuse-regulation.

(ii)

You should be cautious if you conduct any transactions on your own account or for the account of a third party, directly or indirectly, relating to the instruments issued by BW LPG or to derivatives or other financial instruments linked to them during a closed period of 30 calendar days before the announcement of an interim financial report or a year-end report which BW LPG makes public, noting that Primary Insiders are not permitted to conduct any transactions in such periods unless explicitly permitted to do so by BW LPG.

Date: [Insert date],

[Insert name of Primary Insider]

4 Appendix 7 should be included when sending this notice to the Primary Insider.

5 Appendix 2 should be included when sending this notice to the Primary Insider.

Appendix 5 – Routines for secure handling of inside information

1	Technical devices
●	Use password protection on PC, tablets, phones and other electronic devices that contain Inside Information. Change password on a routinely basis.
●	Do not store Inside Information locally in PC hard disks.
●	Make sure you have solutions in place for remote disabling of phones/tablets that are synced with your email, in case of loss/theft.
●	Always log off devices with access to Inside Information before leaving them.
2	Document handling
●	Protect documents. All documents with Inside Information should be sent via secure channels or be secured with password protection.
●	Be careful when distributing Inside Information. Do not distribute Inside Information directly by email, but put the information in a password protected document (Word, PowerPoint, Excel, PDF, etc.)
●	Limited access to files and documents. In certain events as decided by the chief financial officer/investor relation officer, documents should be placed in restricted folders. In such cases, chief financial officer/investor relation officer is responsible ensuring that no unauthorized person has access to such restricted folders and documents. User access can only be given by requesting this by email to chief financial officer/investor relation officer.
●	Consider carefully whether you need to keep Inside Information as printed documents. Each individual is responsible for ensuring that confidential information kept as printed documents does not get in possession of unauthorized persons.
●	Be careful when printing. Do not print documents through printers in common areas without picking up the print immediately.
●	Do not use memory sticks unless they are password protected. They can easily be lost.
●	Secure physical documents: When leaving your work space: make sure to lock in documents. Documents should be shredded once there is no need to keep them. Documents that are put away to be destroyed or shredded must be put in a secure box, not through regular recycling.
3	Personal routines
●	Be careful when mentioning anything related to Inside Information. Do not discuss Inside Information in front of others, either by phone or through regular conversations.
●	Communication channels. Consider if communication through written channel is secured, or if it should be done through verbal channels.
●	Clean desk. Especially when handling Inside Information kept through physical documents.
●	“Clean room”. Make sure to never leave documents with Inside Information at meeting rooms or common areas. Also, secure clean boards; remove flip-over-sheets and all other traces when leaving the room.
●	Misplaced Inside Information. If you get access to or find documents that might be Inside Information, for instance at a printer, in meeting rooms or other areas, make sure to inform the chief financial officer/investor relation officer and destroy the documents immediately.

Appendix 6 – Criteria for trading in closed periods

1.

BW LPG may only allow a Primary Insider within it to trade on its own account or for the account of a third party during a closed period if permitted pursuant to MAR and Commission Delegated Regulation (EU) 2016/522 supplementing MAR, meaning, either:

(a)	on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares; or
(b)

due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change; and

the Primary Insider is able to demonstrate that the particular transaction cannot be executed at another moment in time than during the closed period.

2.

In the circumstances set out in 1(a) above, prior to any trading during the closed period, a Primary Insider shall provide a reasoned written request to BW LPG for obtaining BW LPG’S permission to proceed with immediate sale of shares of that issuer during a closed period. The written request shall describe the envisaged transaction and provide an explanation of why the sale of shares is the only reasonable alternative to obtain the necessary financing.

3.

When deciding whether to grant permission to proceed with immediate sale of its shares during a closed period, an issuer shall make a case-by-case assessment of a written request referred to above. BW LPG shall have the right to permit the immediate sale of shares only when the circumstances for such transactions may be deemed exceptional. Such circumstances shall be considered to be exceptional when they are extremely urgent, unforeseen and compelling and where their cause is external to the Primary Insider and the Primary Insider has no control over them. When examining whether the circumstances described in the written request are exceptional, BW LPG shall take into account, among other indicators, whether and to the extent to which the Primary Insider:

(a)	is at the moment of submitting its request facing a legally enforceable financial commitment or claim;
(b)

has to fulfil or is in a situation entered into before the beginning of the closed period and requiring the payment of sum to a third party, including tax liability, and cannot reasonably satisfy a financial commitment or claim by means other than immediate sale of shares.

4.

BW LPG shall have the right to permit the Primary Insider within BW LPG to trade on its own account or for the account of a third party during a closed period, including but not limited to circumstances where that Primary Insider:

(a)	had been awarded or granted financial instruments under an employee scheme, provided that the following conditions are met:
a.

the employee scheme and its terms have been previously approved by BW LPG in accordance with national law and the terms of the employee scheme specify the timing of the award or the grant and the amount of financial instruments awarded or granted, or the basis on which such an amount is calculated and given that no discretion can be exercised;

b.	the Primary Insider does not have any discretion as to the acceptance of the financial instruments awarded or granted;
(b)

had been awarded or granted financial instruments under an employee scheme that takes place in the closed period provided that a pre-planned and organised approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the financial instruments are granted and the amount of financial instruments to be awarded, the award or grant of financial instruments takes place under a defined framework under which any inside information cannot influence the award or grant of financial instruments;

(c)

exercises options or warrants or conversion of convertible bonds assigned to him under an employee scheme when the expiration date of such options, warrants or convertible bonds falls within a closed period, as well as sales of the shares acquired pursuant to such exercise or conversion, provided that all of the following conditions are met:

a.	the Primary Insider notifies BW LPG of its choice to exercise or convert at least four months before the expiration date;
b.	the decision of the Primary Insider is irrevocable;
c.	the Primary Insider has received the authorisation from BW LPG prior to proceed;
(d)	acquires BW LPG’S financial instruments under an employee saving scheme, provided that all of the following conditions are met:
a.	the Primary Insider has entered into the scheme before the closed period, except when it cannot enter into the scheme at another time due to the date of commencement of employment;
b.	the Primary Insider does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the closed period;
c.

the purchase operations are clearly organised under the scheme terms and that the Primary Insider has no right or legal possibility to alter them during the closed period, or are planned under the scheme to intervene at a fixed date which falls in the closed period;

(e)

transfers or receives, directly or indirectly, financial instruments, provided that the financial instruments are transferred between two accounts of the Primary Insider and that such a transfer does not result in a change in price of financial instruments;

(f)

acquires qualification or entitlement of shares of BW LPG and the final date for such an acquisition, under BW LPG’S statute, bye-law or such other constitutional documents falls during the closed period, provided that the Primary Insider submits evidence to BW LPG of the reasons for the acquisition not taking place at another time, and BW LPG is satisfied with the provided explanation.

Appendix 7 – Transactions to be notified by Primary Insiders and Close Associates

Subject to items 20 and 21 below, transactions conducted on their own account relating to the listed shares or debt instruments of BW LPG or to derivatives or other financial instruments linked thereto must be notified by Primary Insiders and Close Associates, including, but not limited to:

1.

the pledging or lending of financial instruments by or on behalf of a Primary Insider or a Close Associate (but not if the pledge, or a similar security interest, is done in connection with the depositing of the financial instruments in a custody account, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility);

2.	transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Primary Insider or a Close Associate, including where discretion is exercised;
3.	transactions made under a life insurance policy, defined in accordance with Directive 2009/138/EC of the European Parliament and of the Council (26), where
(a)	the policyholder is a Primary Insider or a Close Associate,
(b)	the investment risk is borne by the policyholder, and
(c)

the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

4.	acquisition, disposal, short sale, subscription or exchange;
5.

acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;

6.	entering into or exercise of equity swaps;
7.	transactions in or related to derivatives, including cash-settled transaction;
8.	entering into a contract for difference on a financial instrument of the concerned issuer;
9.	acquisition, disposal or exercise of rights, including put and call options, and warrants;
10.	subscription to a capital increase or debt instrument issuance;
11.	transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps;
12.	conditional transactions upon the occurrence of the conditions and actual execution of the transactions;
13.	automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares;
14.	gifts and donations made or received, and inheritance received;
15.	transactions executed in index-related products, baskets and derivatives;
16.	transactions executed in shares or units of investment funds, including alternative investment funds (AIFs);
17.	transactions executed by manager of an AIF in which a Primary Insider or a Close Associate has invested;
18.	transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a Primary Insider or a Close Associate;
19.	borrowing or lending of shares or debt instruments of the issuer or derivatives or other financial instruments linked thereto.

The notification obligation does not apply to:

20.	Transactions in financial instruments linked to shares or to debt instruments of the issuer referred to in that paragraph where at the time of the transaction any of the following conditions is met:
(a)

the financial instrument is a unit or share in a collective investment undertaking in which the exposure to the issuer’s shares or debt instruments does not exceed 20 % of the assets held by the collective investment undertaking;

(b)	the financial instrument provides exposure to a portfolio of assets in which the exposure to the issuer’s shares or debt instruments does not exceed 20 % of the portfolio’s assets;
(c)

the financial instrument is a unit or share in a collective investment undertaking or provides exposure to a portfolio of assets and the person discharging managerial responsibilities or a Close Associate does not know, and could not know, the investment composition or exposure of such collective investment undertaking or portfolio of assets in relation to the issuer’s shares or debt instruments, and furthermore there is no reason for that person to believe that the issuer’s shares or debt instruments exceed the thresholds in point (a) or (b).

If information regarding the investment composition of the collective investment undertaking or exposure to the portfolio of assets is available, then the Primary Insider or a Close Associate shall make all reasonable efforts to avail themselves of that information.

21.

Finally, transactions executed in shares or debt instruments of an issuer or derivatives or other financial instruments linked thereto by managers of a collective investment undertaking in which the Primary Insider or Close Associate has invested do not need to be notified where the manager of the collective investment undertaking operates with full discretion, which excludes the manager receiving any instructions or suggestions on portfolio composition directly or indirectly from investors in that collective investment undertaking.